Exhibit 99.1

For Information: Sean M. Stack	For Immediate Release
Telephone: (216) 910-3504	November 12, 2008

Aleris Reports Third Quarter Results

BEACHWOOD, Ohio –November 12, 2008 – Aleris International, Inc. today reported results for the quarter ended September 30, 2008.

Third Quarter Highlights

•

EBITDA from continuing operations, excluding special items, was $67.6 million, including a $21.5 million negative impact from metal price lag. Adjusting for the impact of metal price lag, EBITDA from continuing operations, excluding special items, was $89.1 million.

•	Net debt was reduced by $63 million in the third quarter.

•

Free cash flow from continuing operations was $160.1 million in the third quarter of 2008 compared to $32.9 million in the third quarter of 2007 as working capital management, LME and currency changes reduced net working capital.

•	Productivity savings and acquisition synergies totaled $30 million in the third quarter of 2008, which more than offset continued increased non-aluminum commodity cost and general inflation.

•

Losses from continuing operations totaled $196.6 million in the third quarter of 2008, and included $225.9 million of non-cash unrealized losses on derivative financial instruments and restructuring-related charges.

•

Adjusted EBITDA from continuing operations, including synergies, was $341 million for the twelve months ended September 30, 2008. Adjusting for the impact of metal price lag, Adjusted EBITDA from continuing operations, including synergies, was $382 million for the twelve months ended September 30, 2008. As of September 30, 2008, liquidity was $377 million, which consists of $293 million of availability under Aleris’s revolving credit facility, plus cash and cash equivalents on hand.

Aleris International, Inc.

(Dollars and pounds in millions) (1)	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Pounds shipped:
Global rolled and extruded products	501.9	563.3	1,541.8	1,646.8
Global recycling	841.5	790.9	2,604.0	2,332.7
Revenue	$1,583.1	$1,531.3	$4,857.8	$4,455.9
(Loss) income from continuing operations	(196.6)	2.3	(196.9)	(19.5)
Net (loss) income	(197.8)	3.5	(194.5)	(14.7)
EBITDA from continuing operations, excluding special items (2)	67.6	119.3	251.8	322.7
Cash flow provided (used) by operating activities of continuing operations	41.6	58.7	(146.3)	149.2
Free cash flow from continuing operations (2)	160.1	32.9	15.5	186.5

(1)	Aleris completed the sale of its Zinc business on January 11, 2008 for $287.2 million. The working capital adjustment was finalized during the fourth quarter and no further adjustments to the net gain are anticipated. The Zinc business has been reported as a discontinued operation in this press release and in Aleris’s unaudited quarterly financial statements. All discussion and data will exclude the Zinc business unless otherwise noted.
(2)	This press release refers to various non-GAAP (generally accepted accounting principles) financial measures including EBITDA from continuing operations, EBITDA from continuing operations, excluding special items, and free cash flow from continuing operations. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA from continuing operations,” as used in this press release, is defined as income (loss) from continuing operations before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA from continuing operations, excluding special items,” as used in this press release, is defined as EBITDA from continuing operations, excluding restructuring and other charges, inventory impairment charges, unrealized gains and losses on derivative financial instruments, the impact of the write-up of inventory and other items through purchase accounting, non-cash stock-based compensation expense, sponsor management fees and expenses, and the gain on the early extinguishment of debt. “Free cash flow from continuing operations,” as used in this press release, is defined as EBITDA from continuing operations, excluding special items, less or plus changes in accounts receivable, inventory and accounts payable (excluding working capital acquired in business combinations) and less capital expenditures. In determining changes in inventory, the change in the reported balance sheet amounts due to the impact of the write-up of inventory through purchase accounting has been excluded. Management uses EBITDA from continuing operations, EBITDA from continuing operations, excluding special items, and free cash flow from continuing operations as performance metrics and believes these measures provide additional information commonly used by Aleris’s noteholders and lenders with respect to the performance of our fundamental business objectives, as well as Aleris’s ability to meet future debt service, capital expenditure and working capital needs. Management believes EBITDA from continuing operations, excluding special items, is useful to Aleris’s stakeholders in understanding its operating results and the ongoing performance of its underlying businesses without the impact of these special items.

Third Quarter Operating Results

Aleris reported third quarter 2008 revenues of $1.6 billion and a loss from continuing operations of $196.6 million. The loss from continuing operations includes $151.3 million of unrealized losses on derivative financial instruments, $61.3 million in restructuring and other charges, $13.3 million of inventory impairment charges associated with restructuring initiatives, $5.0 million of purchase accounting items, and $2.5 million of sponsor management fees and expenses. EBITDA from continuing operations, excluding special items, was $67.6 million in the third quarter of 2008. Adjusting for the negative impact of metal price lag of $21.5 million, EBITDA from continuing operations, excluding special items, was $89.1 million.

For the third quarter of 2007, Aleris reported revenues of $1.5 billion and income from continuing operations of $2.3 million. Income from continuing operations included $16.7 million of purchase accounting items, $2.0 million in restructuring and other charges, $2.3 million of sponsor management fees and expenses, $1.1 million of non-cash stock-based compensation and $22.9 million of unrealized losses on derivative financial instruments. EBITDA from continuing operations, excluding special items, was $119.3 million in the third quarter of 2007. Adjusting for the positive impact of metal price lag of approximately $5.9 million, EBITDA from continuing operations, excluding special items, was $113.4 million.

EBITDA from continuing operations, excluding special items, decreased 43% to $67.6 million in the third quarter of 2008 from $119.3 million in the third quarter of 2007. Approximately $46.0 million of the decrease is attributable to lower year-over-year volumes resulting from the continued decline in demand from the North American building and construction and automotive industries as well as weaker demand across Europe. In addition to the impacts of the slowing global economy, material margins were negatively impacted as LME aluminum prices declined significantly during the quarter, resulting in approximately $21.5 million of negative metal price lag. Metal price lag represents the timing difference between the cost of aluminum in cost of sales and the price of aluminum flowing through revenues, net of the results of hedging activities. In addition, continued higher commodity costs negatively impacted results in the third quarter. Productivity gains associated with plant closures and other cost reduction initiatives and higher margins in Europe associated with an improving product mix and higher pricing partially offset the impact of volume, metal price lag and non-aluminum commodity cost inflation. Adjusting for the impact of metal price lag, EBITDA from continuing operations, excluding special items, decreased 21% to $89.1 million in the third quarter of 2008 from $113.4 million in the third quarter of 2007.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said, “Excluding the impact of metal price lag, given the operating environment, we were generally pleased with the results in the quarter. However, during the quarter, we saw further erosion in all of our key industry segments in North America and Europe, with the exception of aerospace, as global economic conditions continue to worsen. As this economic crisis continues to unfold, we will continue our relentless drive to reduce our cost base, eliminating all non-critical spending from our operations and continuing to generate cash by driving working capital out of the system.”

Global Rolled and Extruded Products

Global Rolled and Extruded Products recorded segment income of $6.9 million in the third quarter of 2008 and $45.3 million in the third quarter of 2007. Excluding the impact of purchase accounting adjustments and inventory impairment charges, segment EBITDA totaled $67.3 million in the third quarter of 2008 versus $110.1 million in the third quarter of 2007, a 39% decrease. The decline in performance was driven by an 11% reduction in shipments compared to the prior year quarter as well as lower material margins resulting from the negative impacts of metal price lag in the third quarter of 2008 and tighter scrap spreads in North America caused by lower building and construction production volume. These declines were partially offset by net gains from productivity initiatives and the impact of foreign currency. Adjusting for the impact of metal price lag, segment EBITDA, excluding special items, totaled $88.8 million in the third quarter of 2008 versus $104.2 million in the third quarter of 2007, a 15% decrease.

Global Recycling

Segment income was $16.3 million in the third quarter of 2008 compared to $8.8 million in the third quarter of 2007. Segment EBITDA, excluding special items, was $31.9 million in the third quarter of 2008 compared to $26.6 million in the third quarter of 2007, a 20% increase. The improvement is attributable to acquisition synergies resulting from the Wabash Alloys acquisition and improved pricing which more than offset reduced demand from the automotive related Specification Alloy business and the Recycling customer base.

Corporate Expense

Corporate expense primarily includes corporate general and administrative expense and certain functions that are performed for the business units, other income and expense, certain realized and unrealized gains and losses on derivative financial instruments resulting from the centralization of Aleris’s risk management functions and interest expense.

General and administrative expenses increased $5.6 million in the third quarter of 2008 to $31.7 million from $26.1 million in the third quarter of 2007 primarily due to higher professional fees related to a global procurement savings initiative, employee costs associated with strengthening Aleris’s global finance organization, and the translation effect of the stronger euro when compared to the prior year quarter.

During the third quarter of 2008, Aleris recorded $53.7 million of restructuring and other charges associated with the permanent closure of its Cap-de-la-Madeleine, Quebec aluminum rolling mill facility. The expense consists primarily of $29.1 million of asset impairment charges for inventory and long-lived assets as well as $24.6 million of severance costs and other cash exit and contract termination costs. In addition to these changes, Aleris recorded $7.6 million of asset impairments and other exit costs associated with previously closed facilities.

Aleris recorded non-cash unrealized losses of $151.3 million on derivative financial instruments as a result of the weakening of the euro against the U.S. dollar as well as the decreasing prices of aluminum and natural gas. These unrealized losses are not allocated to the business units until the derivative financial instruments are settled in cash. As market positions change daily, these unrealized losses may not represent the actual realized cash losses that will be received upon settlement. However, as the fair value of the derivative instruments changes so will the price paid for the underlying hedged item.

Free cash flow in the third quarter of 2008 was $160.1 million compared to $32.9 million in the prior year quarter. Free cash flow was positively impacted by the decrease in working capital due to working capital management initiatives which have reduced overall inventory quantities as well as a declining LME and strengthening U.S. dollar. In addition, capital expenditures totaled $24.7 million in the third quarter of 2008 compared to $39.2 million in the third quarter of 2007.

Aleris ended the third quarter of 2008 with $2.6 billion of net debt and $377 million in liquidity, which consisted of $293 million of availability under Aleris’s revolving credit facility, plus cash and cash equivalents on hand. In the quarter, net debt was reduced by $63 million driven by cash from working capital reductions, partially offset by margin requirements related to Aleris’s hedge book given the drop in the LME over the quarter. Adjusted EBITDA from continuing operations, including synergies, was $340.8 million for the twelve months ended September 30, 2008. Adjusting for the negative impact of metal price lag, Adjusted EBITDA from continuing operations, including synergies, was $381.8 million for the twelve months ended September 30, 2008.

In the quarter, in order to protect liquidity in the current environment of increased volatility of the LME, Aleris increased the size of its revolving credit facility by $244 million from up to $850 million to up to approximately $1.1 billion, subject to applicable borrowing bases.

In addition, Aleris adjusted its metal hedging strategy to preserve its liquidity position by unwinding certain hedges that are related to base inventory levels, which exposed Aleris to more metal price lag, or one-time timing differences between the cost of metal and the price of metal sold. Transaction margin protection hedging remains in place. In the quarter, as discussed earlier, results were negatively impacted by metal price lag due to the impact of the lower LME. However, the lower LME contributed to higher free cash flow.

Year-to-date 2008 Operating Results

Aleris reported revenues of $4.9 billion and a loss from continuing operations of $196.9 million for the nine month period ended September 30, 2008. The loss from continuing operations includes $74.1 million of unrealized losses on derivative financial instruments, $75.1 million in restructuring and other charges, $17.1 million of purchase accounting items, $13.3 million of inventory impairment charges associated with restructuring initiatives, $7.1 million of sponsor management fees and expenses, and $1.8 million of charges for non-cash stock-based compensation. EBITDA from continuing operations, excluding special items, was $251.8 million for the nine month period ended September 30, 2008. Adjusting for the negative impact of metal price lag, Adjusted EBITDA from continuing operations, excluding special items, was $284.4 million for the nine month period ended September 30, 2008.

For the nine month period ended September 30, 2007, Aleris reported revenues of $4.5 billion and a loss from continuing operations of $19.5 million. The loss from continuing operations includes $91.8 million from purchase accounting, $10.9 million in restructuring and other charges, $6.8 million of sponsor management fees and expenses, $2.9 million of non-cash stock-based compensation and $17.4 million of unrealized gains on derivative financial instruments. EBITDA from continuing operations, excluding special items, was $322.7 million for the nine month period ended September 30, 2007. Adjusting for the negative impact of metal price lag, Adjusted EBITDA from continuing operations, excluding special items, was $330.4 million for the nine month period ended September 30, 2007.

EBITDA from continuing operations, excluding special items, in the nine months ended September 30, 2008 was $251.8 million versus $322.7 million for the nine months ended September 30, 2007. The decline is primarily due to lower year-over-year volumes resulting from declining demand in the North American building and construction and automotive industries and certain European end use industries. In addition, declining LME aluminum prices have resulted in unfavorable metal price lag effects as compared to the prior year which have only partially been offset by derivative financial instruments. The unfavorable impacts of metal price lag were $32.6 million and $7.7 million in the first nine months of 2008 and 2007, respectively. Also contributing to the decline are the continued impact of higher non-aluminum commodity costs as well as general inflation. These negative effects have been partially offset by acquisition synergies and productivity initiatives as well as wider spreads and higher pricing in the Global Recycling operations. Adjusting for the impact of metal price lag, EBITDA from continuing operations, excluding special items, in the nine months ended September 30, 2008 was $284.4 million versus $330.4 million for the nine months ended September 30, 2007.

Conference Call and Webcast Information

Aleris will hold a conference call November 12, 2008 at 10:00 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, Sean M. Stack, Executive Vice President, Corporate Development and Strategy and Kevin L. Brown, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 866-713-8563 or 617-597-5311 and referencing passcode 10179086 at least 10 minutes prior to the presentation, which will begin promptly at 10 a.m. Eastern time. In addition, the conference call will be broadcast live on Aleris’s web site at www.aleris.com.

A replay of the conference call will be posted on Aleris’s web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode 72006033 beginning at 12:00 p.m. Eastern time, November 12, 2008 until 11:59 p.m. Eastern time, November 19, 2008.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, Aleris operates over 40 production facilities in North America, Europe, South America and Asia, and employs approximately 8,400 employees. For more information about Aleris, please visit its web site at www.aleris.com.

.    .    .    .    .    .    .    .    .    .     .    .    .    .    .    .    .    .    .    .     .    .    .    .    .    .    .    .    .    .

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings; future improvements in margins, processing volumes and pricing; overall 2008 operating performance; anticipated effective tax rates; expected cost savings; success in integrating and anticipated synergies resulting from Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; the anticipated economic environment in 2008; and future benefits from acquisitions and new products. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of

Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; the difficult conditions in the capital, credit, commodities, automobile and housing markets and in the current economy; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended September 30, 2008 to be filed, particularly the section entitled “Risk Factors” contained therein.

Contacts:	Sean M. Stack
Aleris International, Inc.
Phone # 216-910-3504

Aleris International, Inc.

Consolidated Statement of Operations

(unaudited)

(in millions)

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007
Revenues	$1,583.1	$1,531.3	$4,857.8	$4,455.9
Cost of sales	1,525.5	1,435.8	4,579.7	4,180.0

Gross profit	57.6	95.5	278.1	275.9
Selling, general and administrative expense	82.3	84.4	238.0	212.7
Restructuring and other charges	61.3	2.0	75.1	10.9
Losses (gains) on derivative financial instruments	143.0	(1.7)	82.6	(30.9)

Operating (loss) income	(229.0)	10.8	(117.6)	83.2
Interest expense	58.2	51.0	171.9	151.4
Interest income	(0.2)	(0.7)	(1.6)	(1.9)
Other (income) expense, net	(4.1)	3.6	(8.3)	3.8

Loss from continuing operations before provision for income taxes and minority interests	(282.9)	(43.1)	(279.6)	(70.1)
Benefit from income taxes	(86.3)	(45.6)	(83.2)	(51.2)

(Loss) income from continuing operations before minority interests	(196.6)	2.5	(196.4)	(18.9)
Minority interests, net of provision for income taxes	—	0.2	0.5	0.6

(Loss) income from continuing operations	(196.6)	2.3	(196.9)	(19.5)
(Loss) income from discontinued operations, net of tax	(1.2)	1.2	2.4	4.8

Net (loss) income	$(197.8)	$3.5	$(194.5)	$(14.7)

Aleris International, Inc.

Operating and Segment Information

(unaudited)

(in millions)

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007
Supplemental information:
Depreciation and amortization	$59.1	$67.1	$173.2	$148.3
Capital expenditures	24.7	39.2	107.6	126.5

Segment reporting:
Shipments (pounds)
Global rolled and extruded products	501.9	563.3	1,541.8	1,646.8
Global recycling	841.5	790.9	2,604.0	2,332.7

	1,343.4	1,354.2	4,145.8	3,979.5

Revenues:
Global rolled and extruded products	$1,027.8	$1,146.3	$3,128.9	$3,299.8
Global recycling	579.1	425.1	1,809.6	1,267.1
Intersegment eliminations	(23.8)	(40.1)	(80.7)	(111.0)

	$1,583.1	$1,531.3	$4,857.8	$4,455.9

Segment income:
Global rolled and extruded products	$6.9	$45.3	$61.8	$95.2
Global recycling	16.3	8.8	67.1	49.9

	23.2	54.1	128.9	145.1
Unallocated amounts:
Corporate general and administrative expense	(31.7)	(26.1)	(91.1)	(75.0)
Restructuring and other charges	(61.3)	(2.0)	(75.1)	(10.9)
(Losses) gains from derivative financial instruments	(150.0)	(21.0)	(72.5)	18.3
Interest expense	(58.2)	(51.0)	(171.9)	(151.4)
Interest and other (expense) income, net	(4.9)	2.9	2.1	3.8

Loss from continuing operations before provision for income taxes and minority interests	$(282.9)	$(43.1)	$(279.6)	$(70.1)

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in millions)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$83.7	$109.9
Accounts receivable, net	766.4	668.0
Inventories	801.7	839.7
Deferred income taxes	135.7	41.6
Derivative financial instruments	20.9	30.6
Prepaid expenses and other current assets	102.3	40.6
Assets of discontinued operations—current	—	254.1

Total Current Assets	1,910.7	1,984.5
Property, plant and equipment, net	1,324.3	1,423.5
Goodwill	1,216.5	1,219.1
Intangible assets, net	297.5	329.9
Derivative financial instruments	40.6	56.4
Deferred income taxes	10.8	10.8
Other assets	51.2	49.1

TOTAL ASSETS	$4,851.6	$5,073.3

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$618.2	$687.4
Accrued liabilities	297.2	192.9
Derivative financial instruments	75.0	33.1
Deferred income taxes	25.2	25.2
Current maturities of long-term debt	21.0	20.6
Liabilities of discontinued operations—current	—	67.5

Total Current Liabilities	1,036.6	1,026.7
Long-term debt	2,684.3	2,696.5
Deferred income taxes	186.4	177.3
Accrued pension benefits	151.9	155.8
Accrued postretirement benefits	50.0	52.5
Other long-term liabilities	124.4	113.8
Stockholder’s Equity	618.0	850.7

TOTAL LIABILITIES AND EQUITY	$4,851.6	$5,073.3

Aleris International, Inc.

Reconciliation of (Loss) Income from Continuing Operations to

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and

EBITDA, Excluding Special Items (1)

(unaudited)

(in millions)

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007
(Loss) income from continuing operations	$(196.6)	$2.3	$(196.9)	$(19.5)
Interest expense, net	58.0	50.3	170.3	149.5
Benefit from income taxes	(86.3)	(45.6)	(83.2)	(51.2)
Minority interests	—	0.2	0.5	0.6
Depreciation and amortization	59.1	67.1	173.2	148.3

EBITDA from continuing operations	(165.8)	74.3	63.9	227.7
Unrealized losses (gains) on derivative financial instruments	151.3	22.9	74.1	(17.4)
Restructuring and other charges	61.3	2.0	75.1	10.9
Inventory impairment charges	13.3	—	13.3	—
Impact of recording acquired assets at fair value	5.0	16.7	17.1	91.8
Sponsor management fee and expenses	2.5	2.3	7.1	6.8
Stock-based compensation expense	—	1.1	1.8	2.9
Gain on early exstinguishment of debt	—	—	(0.6)	—

EBITDA from continuing operations, excluding special items	$67.6	$119.3	$251.8	$322.7

(1)	See note 1 on page 2.

Aleris International, Inc.

Reconciliation of Free Cash Flow to Cash Flow from Operating Activities of Continuing Operations

(unaudited)

(in millions)

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007
Free cash flow	$160.1	$32.9	$15.5	$186.5
Net working capital (decrease) increase	(117.2)	47.2	128.7	9.7
Capital expenditures	24.7	39.2	107.6	126.5

EBITDA from continuing operations, excluding special items	67.6	119.3	251.8	322.7
Unrealized (losses) gains on derivative financial instruments	(151.3)	(22.9)	(74.1)	17.4
Gain on early exstinguishment of debt	—	—	0.6	—
Restructuring and other charges	(61.3)	(2.0)	(75.1)	(10.9)
Inventory impairment charges	(13.3)	—	(13.3)	—
Impact of recording acquired assets at fair value	(5.0)	(16.7)	(17.1)	(91.8)
Sponsor management fee and expenses	(2.5)	(2.3)	(7.1)	(6.8)
Stock-based compensation expense	—	(1.1)	(1.8)	(2.9)

EBITDA from continuing operations	(165.8)	74.3	63.9	227.7
Interest expense, net	(58.0)	(50.3)	(170.3)	(149.5)
Benefit from income taxes	86.3	45.6	83.2	51.2
Depreciation and amortization	(59.1)	(67.1)	(173.2)	(148.3)
Minority interest, net of provision for income taxes	—	(0.2)	(0.5)	(0.6)

(Loss) income from continuing operations	(196.6)	2.3	(196.9)	(19.5)
Depreciation and amortization	59.1	67.1	173.2	148.3
Benefit from deferred income taxes	(97.3)	(44.5)	(91.8)	(50.3)
Restructuring and other charges:
Charges	61.3	2.0	75.1	10.9
Payments	(9.3)	(2.6)	(25.6)	(11.7)
Inventory impairment charges	13.3	—	13.3	—
Stock-based compensation expense	—	1.1	1.8	2.9
Unrealized losses (gains) on derivative financial instruments	151.3	22.9	74.1	(17.4)

Non-cash charges related to step-up in carrying value of inventory	—	1.6	0.3	46.2
Other non-cash charges	4.4	4.6	11.6	10.4
Net change in operating assets and liabilities	55.4	4.2	(181.4)	29.4

Cash flow provided (used) by operating activities of continuing operations	$41.6	$58.7	$(146.3)	$149.2

Aleris International, Inc.

Reconciliation of Segment Income to Segment Income, Excluding Special Items and

Segment EBITDA, Excluding Special Items

(unaudited)

(in millions)

	For the three months ended September 30		For the nine months ended September 30
	2008	2007	2008	2007
Global Rolled and Extruded Products
Segment income	$6.9	$45.3	$61.8	$95.2
Purchase accounting adjustments	5.8	15.8	19.3	87.8
Inventory impairment charges	13.3	—	13.3	—

Segment income, excluding special items	26.0	61.1	94.4	183.0
Depreciation and amortization	41.3	49.0	126.7	115.5

Segment EBITDA, excluding special items	$67.3	$110.1	$221.1	$298.5

Global Recycling
Segment income	$16.3	$8.8	$67.1	$49.9
Purchase accounting adjustments	(0.8)	0.9	(2.2)	4.0

Segment income, excluding special items	15.5	9.7	64.9	53.9
Depreciation and amortization	16.4	16.9	42.3	30.3

Segment EBITDA, excluding special items	$31.9	$26.6	$107.2	$84.2

Aleris International, Inc.

Reconciliation of Loss from Continuing Operations to

EBITDA from Continuing Operations and

Adjusted EBITDA from Continuing Operations (1)(2)

(in millions)

For the twelve months ended September 30, 2008
Loss from continuing operations	$(270.3)
Interest expense, net	224.7
Income taxes	(120.4)
Depreciation and amortization	228.2

EBITDA from continuing operations	62.2
Unrealized losses on derivative financial instruments	84.5
Restructuring and other charges	96.9
Impact of recording acquired assets at fair value	31.8
Sponsor management fee and expenses	9.4
Stock-based compensation expense	3.3
Gain on early extinguishment of debt	(0.6)
Inventory impairment charges	13.3
Estimated synergies—Corus Aluminum	2.0
Estimated synergies—Wabash Alloys	12.0
Estimated synergies—EKCO Products	1.0
Estimated synergies—AE/HT	2.0
Cost savings—plant closures	23.0

Adjusted EBITDA from continuing operations	$340.8

1.	See note 1 on page 2.
2.	Represents historical financial information for the twelve months ended September 30, 2008 including the expected synergy savings from the Corus Aluminum, Wabash Alloys, EKCO Products, AE Products and HT Aluminum acquisitions as well as the expected cost savings from plant closures as permitted by Aleris’s Term Loan Agreement.